Exhibit 99.2

6055 Lusk Boulevard San Diego, CA 92121 Tel: 858 202-4900 Fax: 858 450-6849

STRESSGEN BIOTECHNOLOGIES ANNOUNCES

2003 FINANCIAL RESULTS

– Company Well Positioned to Commercialize HspE7 for RRP –

FOR IMMEDIATE RELEASE	February 24, 2004

San Diego, California USA - Stressgen Biotechnologies Corporation (TSX: SSB) announced today financial results for the fourth quarter and year ended December 31, 2003.  All amounts, unless specified otherwise, are in Canadian dollars.

Stressgen reported a net loss of $3,762,000, or $0.06 (US$0.04) per share, for the quarter ended December 31, 2003, compared to a net loss of $4,059,000, or $0.07 (US$0.04) per share, for the same period in 2002.  For the year ended December 31, 2003, the Company reported a net loss of $16,245,000, or $0.26 (US$0.19) per share, compared to a net loss of $28,802,000, or $0.49 (US$0.31) per share for the year ended December 31, 2002.  The Company had cash and short-term investments of $52,090,000 at December 31, 2003.

“Our recent financing will strengthen our ability to develop and commercialize HspE7 and other CoValTM fusion candidates,” commented Gregory McKee, Stressgen’s Vice President of Corporate Development and Chief Financial Officer.  “We enter 2004 in a strong financial position, which provides us with the resources to fund our development programs into 2005.”

STRESSGEN’S 2003 HIGHLIGHTS

Financial Achievements

•

Restructured our heat shock protein fusion alliance with Roche to maximize the potential of HspE7and create significant value through increased revenues and downstream product rights. The deal value to Stressgen could reach US$227 million, beyond the US$21.5 million received from Roche to date.

•	Raised C$20 million gross proceeds through a public offering of common stock.
•	Received two milestones from Roche: an equity investment of approximately US$3 million and a development milestone payment of approximately US$1.5 million.
•	Maintained our bioreagent business profitability despite economic and foreign exchange impacts.

Progress with HspE7

•

Announced results from our Phase II trial with HspE7 in recurrent respiratory papillomatosis (RRP) showing a statistically significant reduction in the number of surgeries for the 27 children in the trial.

•	Received Fast Track designation from the U.S. Food and Drug Administration for HspE7 for RRP.

Intellectual Property

•	Broadened our patent estate in both the U.S. and Europe with the grant of additional patents covering HspE7 and other human papillomavirus (HPV) therapeutic products.

Management Changes

•	Hired Gregory McKee as Vice President, Corporate Development. Mr. McKee assumed the role of Chief Financial Officer upon the resignation of Donald Tartre in January 2004.

About Conference Call:

Stressgen will hold its fourth quarter 2003 financial conference call on February 25, 2004 at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time). The call-in number to access the call is 877-857-2512 in North America and 706-679-5272 outside of North America. A replay of this call will be available from February 25, 2004 at 11:00 a.m. Eastern Time through March 3, 2004. The playback number: 800-642-1687 (North America) or 706-645-9291 (International), Conference ID: 5611416.  The Company will retain information about accessing the call on its website at www.stressgen.com through the playback period.

About Stressgen Biotechnologies Corporation:

Stressgen, a biopharmaceutical company, focuses on the discovery, development and commercialization of innovative immunotherapeutics for the treatment of infectious diseases and cancer.  In addition to developing HspE7 for diseases caused by HPV, the Company has also initiated research studies to evaluate stress protein fusions, made through its CoValTM technology, for the treatment of hepatitis B and herpes simplex and is targeting hepatitis C.  Stressgen is also an internationally recognized supplier of research products used by scientists worldwide for the study of cellular stress, apoptosis, oxidative stress and neurobiology.

The Company is publicly traded on the TSX Toronto Stock Exchange under the symbol SSB.  Stressgen uses the Canadian dollar as its functional currency.  Monetary assets and liabilities that are denominated in U.S. dollars are translated into Canadian dollars at the rate of exchange prevailing at the balance sheet date. Revenues and expenses are translated at the average rate of exchange for the month of such transactions.  The annual average rates of exchange for the years ended December 31, 2003 and 2002, respectively, were approximately C$1.00 = US$0.71 and US$0.64 (equivalent to US$1.00 = C$1.40 and C$1.57).

About CoValTM Fusion Proteins:

Stressgen capitalizes upon the immunostimulatory powers of heat shock proteins utilizing recombinant technology to fuse, or covalently link, a heat shock protein with a protein antigen to create a hybrid protein that could trigger immune responses to the antigen.  For more information about our CoValTM fusion proteins, or Stressgen, please visit us at our website located at www.stressgen.com.

This news release both discusses past results and contains forward-looking statements.  Our past results are not a guide to our future performance. Our forward-looking statements, including statements regarding our finances and product development plans, involve risks and uncertainties.  Factors including our dependence on collaborative partners, volatility in our stock price, and our need for additional capital may make our ultimate performance materially different from the implications of our forward-looking statements.  See our most current periodic report filed with the U.S. Securities and Exchange Commission and Canadian regulatory authorities for a full discussion of these and other risks.  The Company does not assume any obligation to update the contents of this news release.

Gregory McKee	Jennifer Matterson
Vice President Corporate Development and CFO	Communications Coordinator
6055 Lusk Boulevard	350-4243 Glanford Avenue
San Diego, CA USA 92121	Victoria, BC CANADA V8Z 4B9
Tel: 858/202-4900	Tel: 250/744-2811
Dir: 858/202-4920	Fax: 250/744-3331
Fax: 858/450-6849	jmatterson@stressgen.com
gmckee@stressgen.com

-more-

(financial information attached)

CONSOLIDATED STATEMENT OF OPERATIONS

(Canadian dollars in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002
Revenue:
Collaborative R&D revenue	$510	$4,038	$8,094	$8,370
Bioreagent sales	1,217	1,282	5,325	5,672
	1,727	5,320	13,419	14,042

Operating expenses:
Research and development	3,572	7,167	20,865	33,675
Selling, general and administrative	1,637	1,839	7,303	8,409
Cost of bioreagent sales	263	407	1,312	1,635
	5,472	9,413	29,480	43,719

Operating loss	(3,745)	(4,093)	(16,061)	(29,677)

Other income (expenses):
Interest income	203	208	702	1,267
Net foreign exchange (loss) gain	(195)	(159)	(833)	(323)
Interest expense	(25)	(15)	(53)	(69)
	(17)	34	(184)	875

Net loss	$(3,762)	$(4,059)	$(16,245)	$(28,802)

Basic and diluted loss per common share	$(0.06)	$(0.07)	$(0.26)	$(0.49)

Weighted average common shares outstanding (in thousands)	62,674	60,210	61,458	58,986

CONSOLIDATED BALANCE SHEET INFORMATION

(Canadian dollars in thousands)

	December 31,	December 31,
	2003	2002
	(Unaudited)
Cash and short-term investments	$52,090	$46,013
Total assets	56,430	54,815
Long-term obligations	2,672	3,606
Stockholders’ equity	48,577	40,943

Total shares outstanding (in thousands)	72,491	60,210